                                                              Exhibit 19









                                      1st
                                    FRANKLIN
                                   FINANCIAL
                                  CORPORATION


                                   QUARTERLY
                              REPORT TO INVESTORS
                                    FOR THE
                              THREE MONTHS ENDED
                                MARCH 31, 1995

                              MANAGEMENT'S LETTER

Total assets of the Company grew $14,570,882 (11%) during the first three months of 1995 mainly due to increases in cash and cash equivalents and increases in investment securities. Cash and cash equivalents increased $11,997,396 (179%) due to increases in the sales of the Company's debt securities and increases in loan payments.

The Company's investment portfolio increased $3,743,622 (28%) primarily because of increases in funds invested by the Company's insurance subsidiaries. The additional funds were invested in securities designated as "held to maturity" which are carried at amortized cost, as Management has both the ability and intent to hold these securities to maturity. Improvement in bond market values during the quarter just ended also contributed to the increase in the portfolio as the carrying value of investment securities designated as "available for sale" increased 4%.

The aforementioned increase in sales of the Company's public debt securities caused senior debt and subordinated debt to increase $14,261,794 (16%) during the period just ended. Other liabilities decreased $2,095,077 (28%) due to disbursement of the 1994 incentive bonus in February.

Total revenues increased $1,223,720 (10%) during the quarter ended March 31, 1995 as compared to the same quarter in 1994 primarily due to increases in interest income. Average net receivables were $121,546,602 as compared to $109,424,530 during the comparable periods and interest earned on loans increased $632,034 (8%) as a direct result of this growth in average net outstanding receivables. Interest income from investments increased $191,665 (93%) as a result of the surplus cash generated during the quarter just ended being invested in short-term instruments and the previously discussed increases in investment debt securities by the Company's insurance subsidiaries.

The higher level of average net receivables during the first quarter of 1995 also led to a $317,368 (11%) increase in net insurance income. Changes in net insurance income generally correspond to changes in the level of average net receivables outstanding. Increases in average net receivables normally lead to higher levels of insurance in force which increases insurance income.

Interest expense increased $377,893 (29%) during the comparable periods due to the aforementioned increase in the Company's debt securities issued and an increase in borrowing cost. Higer interest rates caused borrowing costs to increase to 6.91% during the quarter ended March 31, 1995 as compared to 6.28% during the quarter ended March 31, 1994.

Net charge-offs increased $151,792 (28%) during the quarter just ended as compared to the same period a year ago, mainly due to the aforementioned increase in average receivables outstanding and increases in bankruptcies. This increase in net charge-offs caused the Company's provision for loan losses to increase $123,495 (24%) during the comparable periods.

Other operating expenses increased $555,516 (8%) during the quarter ended March 31, 1995 as compared to the same quarter a year ago. Higher payroll and employee benefit costs, increases in rent expense, telephone expense, advertising, computer expense and legal and audit expenses are factors primarily responsible for the increase in other operating expenses.

Effective income tax rates were 30.5% and 31.8% for the quarters ended
March 31, 1995 and 1994, respectively. Certain tax benefits provided by law to life insurance companies substantially reduce the life insurance subsidiary's effective tax rate and thus decreases the Company's general tax rate below statutory rates. The increase in the effective rate for the quarter just ended was mainly due to the Company and the property insurance subsidiary, which are taxed at higher rates, earning a larger portion of pretax income as compared to the prior year.

Liquidity requirements of the Company are financed through the collection of receivables and through the issuance of public debt securities. Net cash flows from financing activities, excluding bank borrowings, increased $8,218,846 during the first quarter of 1995 as compared to the same period a year ago and collections on loans increased $1,089,459 over the same period. In addition to the securities program, the Company has two external sources of funds through the use of two Credit Agreements. One agreement provides for available borrowings of $21,000,000. Available borrowings were $21,000,000 and $20,626,000 at March 31, 1995 and December 31, 1994,
respectively, relating to this agreement. Another agreement provides for an additional $2,000,000 for general operating purposes. Available borrowings under this agreement were $2,000,000 at March 31, 1995 and December 31, 1994.

Liquidity was not adversely affected by delinquent accounts even though the percentage of outstanding receivables 60 days or more past due increased to 4.1% of receivables at March 31, 1994 from 4.0% of receivables at December 31, 1993.

The Company's 1994 Annual Report reported various legal proceedings pending against the Company in the state of Alabama alleging different violations of Alabama consumer lending laws and violations in connection with the sale of credit insurance and loan refinancing. All of the actions are still in their early stages and their outcome currently is not determinable. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome. However, Management believes that the Company's Alabama operations are in compliance with applicable regulations and that the actions are without merit. The Company is diligently contesting them.

                       1st FRANKLIN FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                                 March 31,       December 31,
                                                 --------        -----------
                                                   1995              1994
                                                (Unaudited)       (Audited)

                                     ASSETS

CASH AND CASH EQUIVALENTS. . . . . . . .       $ 18,686,940     $  6,689,544
                                               ------------     ------------

LOANS, net . . . . . . . . . . . . . . .        108,294,270      108,667,175
                                               ------------     ------------
INVESTMENT SECURITIES:
  Available for Sale, at market value. .         13,170,869       12,651,527
  Held to Maturity, at amortized cost. .          3,921,424          697,144
                                               ------------     ------------
                                                 17,092,293       13,348,671
                                               ------------     ------------

OTHER ASSETS . . . . . . . . . . . . . .          6,965,636        7,762,867
                                               ------------     ------------


         TOTAL ASSETS. . . . . . . . . .       $151,039,139     $136,468,257
                                               ============     ============



                     LIABILITIES  AND STOCKHOLDERS' EQUITY

SENIOR DEBT. . . . . . . . . . . . . . .       $ 78,384,436     $ 66,677,289
OTHER LIABILITIES. . . . . . . . . . . .          5,487,756        7,582,833
SUBORDINATED DEBT. . . . . . . . . . . .         24,157,303       21,602,656
                                               ------------     ------------

     Total Liabilities . . . . . . . . .        108,029,495       95,862,778
                                               ------------     ------------
STOCKHOLDERS' EQUITY:
  Common Stock . . . . . . . . . . . . .            170,000          170,000
  Net Unrealized Gain (Loss) on
     Investment Securities Available
     for Sale. . . . . . . . . . . . . .           (303,436)        (693,457)
  Retained Earnings. . . . . . . . . . .         43,143,080       41,128,936
                                               ------------     ------------
     Total Stockholders' Equity. . . . .         43,009,644       40,605,479
                                               ------------     ------------
         TOTAL LIABILITIES AND
             STOCKHOLDERS' EQUITY. . . .       $151,039,139     $136,468,257
                                               ============     ============



        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       1st FRANKLIN FINANCIAL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME


                                                    Three Months Ended
                                                         March 31
                                                       (Unaudited)
                                              ------------------------------
                                                  1995               1994
                                                  ----               ----

INTEREST INCOME. . . . . . . . . . . . . . .  $ 9,200,263        $ 8,376,564

INTEREST EXPENSE . . . . . . . . . . . . . .    1,695,050          1,317,157
                                              -----------        -----------
NET INTEREST INCOME. . . . . . . . . . . . .    7,505,213          7,059,407

       Provision for Loan Losses . . . . . .      645,437            521,942
                                              -----------        -----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES . . . . . . . .    6,859,776          6,537,465
                                              -----------        -----------

NET INSURANCE INCOME . . . . . . . . . . . .    3,160,715          2,843,347
                                              -----------        -----------

OTHER REVENUE. . . . . . . . . . . . . . . .       99,274             87,982
                                              -----------        -----------
OTHER OPERATING EXPENSES:
       Personnel Expense . . . . . . . . . .    4,343,417          4,015,805
       Occupancy . . . . . . . . . . . . . .      943,497            881,277
       Other . . . . . . . . . . . . . . . .    1,933,069          1,767,385
                                              -----------        -----------
          Total. . . . . . . . . . . . . . .    7,219,983          6,664,467
                                              -----------        -----------

INCOME BEFORE INCOME TAXES . . . . . . . . .    2,899,782          2,804,327

       Provision for Income Taxes. . . . . .      885,638            893,111
                                              -----------        -----------

NET INCOME . . . . . . . . . . . . . . . . .    2,014,144          1,911,216

RETAINED EARNINGS, beginning of period . . .   41,128,936         34,220,868
                                              -----------        -----------
RETAINED EARNINGS, end of period . . . . . .  $43,143,080        $36,132,084
                                              ===========        ===========

EARNINGS PER SHARE (1,700 shares
  outstanding all periods) . . . . . . . . .  $  1,184.79        $  1,124.24
                                              ===========        ===========


        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       1st FRANKLIN FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (Decrease) in Cash and Cash Equivalents


                                                       Three Months Ended
                                                            March 31
                                                  --------------------------
                                                           (Unaudited)
                                                       1995          1994
                                                  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net Income . . . . . . . . . . . . . . .    $  2,014,144  $  1,911,216
      Adjustments to reconcile net income
        to net cash provided by
        operating activities:
          Provision for Loan Losses. . . . . .         645,437       521,942
          Depreciation and Amortization. . . .         256,092       240,090
          Other, net . . . . . . . . . . . . .         (15,620)      (15,388)
          Decrease in Miscellaneous assets . .         623,671       648,810
          (Decrease) in Accounts Payable and
               Accrued Expenses. . . . . . . .      (2,095,077)   (1,696,080)
                                                  ------------  ------------
              Net Cash Provided by
                Operating Activities . . . . .       1,428,647     1,610,590
                                                  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Loans Originated or purchased. . . . . .     (21,905,562)  (21,127,626)
      Loan Payments. . . . . . . . . . . . . .      21,633,030    20,543,571
      Purchases of marketable debt securities.      (3,222,735)   (1,217,405)
      Sales of marketable securities . . . . .              --       103,897
      Redemptions of securities. . . . . . . .              --       300,000
      Other, net . . . . . . . . . . . . . . .        (197,778)     (180,927)
                                                  ------------  ------------
              Net Cash Provided by
                Operating Activities . . . . .      (3,693,045)   (1,578,490)
                                                  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Increase (decrease) in Senior Debt . . .      11,707,147      (296,655)
      Subordinated Debt Issued . . . . . . . .       3,797,319     1,437,375
      Subordinated Debt redeemed . . . . . . .      (1,242,672)   (1,500,328)
                                                  ------------  ------------
              Net Cash Provided by
                Financing Activities . . . . .      14,261,794      (359,608)
                                                  ------------  ------------
NET INCREASE (DECREASE) IN CASH
      AND CASH EQUIVALENTS . . . . . . . . . .      11,997,396      (327,508)

CASH AND CASH EQUIVALENTS, beginning . . . . .       6,689,544     5,827,748
                                                  ------------  ------------
CASH AND CASH EQUIVALENTS, ending. . . . . . .    $ 18,686,940  $  5,500,240
                                                  ============  ============

Cash Paid during the period for: Interest. . .    $  1,631,380  $  1,290,427
                                 Income Taxes.          77,000       190,000


        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                    -NOTES-

1. The accompanying interim financial information of 1st Franklin Financial Corporation and subsidiaries (the Company) should be read in conjunction with the annual financial statements and notes thereto as of December 31, 1994 and for the years then ended included in the Company's December 31, 1994 Annual Report.

2. Effective December 31, 1994, 1st Franklin Corporation (formerly the Parent of the Company) was merged into the Company, with the Company being the surviving corporation. All financial data for prior years have been restated to reflect results of the merger.

3. In the opinion of Management of the Company, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 1995, and December 31, 1994, and the results of its operations and its cash flows for the three months ended March 31, 1995 and 1994. While certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, the Company believes that the disclosures herein are adequate to make the information presented not misleading.

4. The results of operations for the three months ended March 31, 1995, are not necessarily indicative of the results to be expected for the full fiscal year.

5. The computation of Earnings per Share is self-evident from the Consolidated Statement of Income and Retained Earnings.

                               BRANCH OPERATIONS

                   Jarrell Coffee   . . . .Vice President
                   Jack Coker . . . . . . .Vice President
                   Isabel Vickery . . . . .Vice President

                                 SUPERVISORS

Richard Asmussen           Donald Floyd                Melvin Osley
Robert Canfield            Jack Hobgood                Dale Palmer
Susie Cantrell             Judy Landon                 David Reynolds
Donald Carter              Tommy Lennon                Bob Seawright
Mike Culpepper             Dianne Moore                Joe Seale
Jimmy Davis                Ronnie Morrow               Timothy Schmotz
Tony Ellison                                           Gaines Snow

                                    OFFICES

Alabama Offices:            Georgia Offices:           Georgia Offices:
- ---------------             ---------------            ---------------
Alexander City              Carrollton                 McRae
Arab                        Cartersville               Milledgeville
Athens                      Cedartown                  Monroe
Bessemer                    Chatsworth                 Montezuma
Birmingham                  Clarkesville               Monticello
Clanton                     Claxton                    Moultrie
Cullman                     Clayton                    Nashville
Decatur                     Cleveland                  Newnan
Dothan                      Cochran                    Perry
Enterprise                  Commerce                   Rome
Florence                    Conyers                    Royston
Gadsden                     Cordele                    Savannah
Huntsville                  Cornelia                   Statesboro
Jasper                      Covington                  Swainsboro
Ozark                       Cumming                    Sylvania
Prattville                  Dallas                     Sylvester
Russellville                Douglas                    Thomaston
Scottsboro                  Douglasville               Thomson
Selma                       Eastman                    Tifton
Sylacauga                   Elberton                   Toccoa
Troy                        Ellijay                    Valdosta
Tuscaloosa                  Forsyth                    Vidalia
                            Fort Valley                Warner Robins
Georgia Offices:            Gainesville                Washington
- ---------------             Garden City                Winder
Adel                        Georgetown
Albany                      Griffin                    South Carolina Offices:
Alma                        Hartwell                   ----------------------
Americus                    Hawkinsville               Aiken
Athens                      Hazlehurst                 Anderson
Barnesville                 Hinesville                 Cayce
Baxley                      Hogansville                Clemson
Blue Ridge                  Jackson                    Greenwood
Bremen                      Jasper                     Laurens
Brunswick                   Jefferson                  Orangeburg
Buford                      Jesup                      Seneca
Butler                      Lavonia                    Union
Cairo                       Lawrenceville              York
Calhoun                     Madison
Canton                      Manchester
                            McDonough

                                   DIRECTORS

                                W. Richard Acree
                          President, Acree Oil Company

                               Ben F. Cheek, III
                      Chairman and Chief Executive Officer
                       1st Franklin Financial Corporation

                                Lorene M. Cheek
                                   Homemaker

                                Jack D. Stovall
                   President, Stovall Building Supplies, Inc.

                             Dr. Robert E. Thompson
                            Physician, Toccoa Clinic

                               EXECUTIVE OFFICERS

                               Ben F. Cheek, III
                      Chairman and Chief Executive Officer

                                T. Bruce Childs
                     President and Chief Operating Officer

                                A. Roger Guimond
                   Vice President and Chief Financial Officer

                                  Lynn E. Cox
                                   Secretary

                                 Linda L. Sessa
                                   Treasurer

                               INVESTMENT CENTER

                                  Lynn E. Cox
                               Account Executive

                                Phoebe P. Martin
                               Account Executive

                                Sandra N. Oliver
                                  New Accounts

                                    COUNSEL

                           Jones, Day, Reavis & Pogue
                           3500 One Peachtree Center
                           303 Peachtree Street, N.E.
                          Atlanta, Georgia  30308-3242

                                    AUDITORS

                              Arthur Andersen LLP
                           133 Peachtree Street, N.E.
                            Atlanta, Georgia  30303